     As filed with the Securities and Exchange Commission on March 5, 1999.


                                                      Registration No. 333-69689
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ARIAD PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                                 22-3106987
     (State or other jurisdiction                    (I.R.S. Employer
   of incorporation or organization)               Identification Number)

                              26 LANDSDOWNE STREET
                       CAMBRIDGE, MASSACHUSETTS 02139-4234
                                 (617) 494-0400
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JAY R. LAMARCHE
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           ARIAD PHARMACEUTICALS, INC.
                              26 LANDSDOWNE STREET
                       CAMBRIDGE, MASSACHUSETTS 02139-4234
                                 (617) 494-0400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                          JONATHAN L. KRAVETZ, ESQUIRE
               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                                 (617) 542-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practical after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                                           [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box.
                                                                           [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                                                           [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                           [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                                           [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of               Amount to be          Proposed Maximum            Proposed Maximum             Amount of
Securities to be Registered          Registered(1)     Offering Price per Share       Aggregate Offering       Registration Fee(3)
                                                                                           Price(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value          5,933,362               $1.734375                $10,290,674.72              $2,860.81
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes shares of common stock to be issued upon conversion of the Company's series C convertible preferred stock, par value $.01 per share and an indeterminate number of additional shares of common stock as may from time to time become issuable upon conversion of the series C convertible preferred stock by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416, but does not cover an indeterminate number of common shares based on the operation of the conversion formula of the series C convertible preferred stock.

(2) The price of $ 1.734375 per share, which was the average of the high and low prices of the common stock reported by the Nasdaq Stock Market on December 22, 1998, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

(3) Previously paid to the Securities and Exchange Commission.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS


                   Subject to Completion, dated March 5, 1999



                           ARIAD PHARMACEUTICALS, INC.

                        5,933,362 SHARES OF COMMON STOCK





    o  We have registered up to 5,933,362             THIS INVESTMENT INVOLVES
       shares of our common stock for sale by           A HIGH DEGREE OF RISK.
       HFTP Investment, L.L.C., Brown                    YOU SHOULD PURCHASE
       Simpson Strategic Growth Fund, Ltd.,                 SHARES ONLY IF
       Brown Simpson Strategic Growth Fund, L.P.            YOU CAN AFFORD


                                                           A COMPLETE LOSS.
    o  We will not receive any of                         SEE "RISK FACTORS"
       the proceeds from the   selling                   BEGINNING ON PAGE 2.
       stockholders' sale of their common stock.





 OUR COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ARIA."



  ON FEBRUARY 26, 1999, THE CLOSING SALE PRICE OF ONE SHARE OF OUR COMMON STOCK
               AS QUOTED ON THE NASDAQ NATIONAL MARKET WAS $1.81.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              __________ ____, 1999

                               PROSPECTUS SUMMARY


     You must also consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus. This prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors as outlined in this prospectus. Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the information set forth under the heading "Risk Factors."

                                   THE COMPANY


     ARIAD focuses on the discovery and development of novel and proprietary drugs based on our understanding of the inner-workings of cells and the genes involved in disease. We have developed a product to treat graft-versus-host disease, a complication of bone marrow transplantation involving an attack by a patient's immune system on healthy tissue, which entered Phase 1 human clinical trials (safety studies) in December 1998. All of our other drug candidates are in the pre-clinical stage. None of our products have been approved for marketing or sale, and we have not received any product revenues to date.

     Our research and development programs involve three areas:

     o SIGNAL TRANSDUCTION INHIBITORS. Signal transduction inhibitors are drugs designed to block specific molecular targets in bone cells and white blood cells. We are currently conducting preclinical animal studies for selected drug candidates in this program which may be useful to treat diseases affecting the bones, such as osteoporosis, and the immune system, such as rheumatoid arthritis and rejection following organ transplantation. In November 1995, we entered into an agreement with Hoechst Marion Roussel, Inc. to collaborate on the discovery and development of such drugs to treat osteoporosis and other bone diseases.

     o ARGENT(TM). "ARIAD Regulated Gene Expression Technology" or "ARGENT(TM)" refers to a system we have developed which is designed to control cellular activities using drugs. This system can be applied in research for discovery of new drugs and new genes, in gene and cell therapy, and in the manufacture of biological products. The leading application of this system is the controlled production of protein drugs by regulated gene therapy. In February 1997, we entered into a contractual relationship with Genovo, Inc. to jointly develop a regulated gene therapy system for use in muscle tissue. To date, ARIAD and Genovo have conducted preclinical studies at the University of Pennsylvania with this system using genes which stimulate the production of human growth hormone and red blood cells. Clinical trials have not been initiated for this application. Another use of this system is our product to treat graft-versus-host disease. This product may improve the safety and effectiveness of certain types of bone marrow transplants by selectively killing the cells responsible for graft-versus-host disease, a complication involving an attack by a patient's immune system on healthy tissue. A Phase 1 clinical trial for this product is ongoing.

     o FUNCTIONAL GENOMICS. We are working in an area known as functional genomics, which involves the discovery of new genes and the validation of molecular targets that may be useful in the treatment of diseases. We are developing this information as a tool to accelerate the discovery of new drugs to treat these diseases, such as osteoporosis (bones), atherosclerosis (heart and blood vessels) and cancer. In March 1997, we established a joint venture with Hoechst Marion Roussel, named the Hoechst-ARIAD Genomics Center, LLC, to pursue this area.



     Our address is ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 494-0400.

                                  RISK FACTORS

     Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to other information in this prospectus.


     WE MAY NEVER SUCCEED IN DEVELOPING MARKETABLE DRUGS. We are an early stage company with no product revenues and we may not succeed in producing drugs for commercialization. Our main focus is still primarily in conducting research to advance the complex and specialized technologies we are developing. We are exploring human diseases at the cellular level. We seek to discover what genes within cells malfunction to help cause disease, what signals are triggered within the cells during the disease process to cause the cells to react in harmful ways, and what chemicals (i.e., drugs) can be developed to halt or reverse those activities within the cells. As with all discovery science, we face much trial and error and we may fail at numerous stages along the way.

In our research associated with signal transduction,

     o we may not identify the most important signals within the cells;

     o since the signals are made up of a chain of chemical reactions between proteins within the cell, we may fail to identify a good intervention point to try to block the signal; and

     o we may not succeed in developing a chemical capable of blocking the signal.

In our research related to our ARGENT(TM) system,

     o we may not be able to identify drugs which successfully regulate the delivery of proteins through gene therapy on a long term basis.

In our functional genomics research,

     o we might not identify the critical genes involved in disease; and

     o we may be unable to discover a chemical capable of blocking the signal or affecting the same.

In all of our programs, we may find that

     o we are unable to recruit, hire and retain the highly skilled scientific personnel, especially in our functional genomics program, necessary to achieve success in developing our products and technologies;

     o a potential drug, even if it seems to work in animals, may not be effective, or may even be harmful, when tested in humans;

     o even if we prove through human clinical trials that a drug is safe and effective in humans, we may not be able to manufacture it economically; and

     o a drug may not be well accepted by doctors and patients, or may be less effective or accepted than competing drugs made by others.

    Despite the progress in our research and development programs, we do not expect to have any drugs on the market for several years.

     INSUFFICIENT FUNDING MAY JEOPARDIZE OUR RESEARCH AND DEVELOPMENT PROGRAMS AND MAY PREVENT COMMERCIALIZATION OF OUR PRODUCTS AND TECHNOLOGIES. We may not be able to secure the significant funding which is required to maintain and continue each of our research and development programs at their current levels. Other than a research and development agreement we entered into with Hoechst Marion Roussel to develop drugs to treat osteoporosis and other bone diseases, which expires in November 2000, we have no strategic alliance or other funding for our signal transduction program. We also do not have any strategic alliance funding for the advancement of our ARGENT(TM) system, which includes our regulated gene therapy system and our graft-versus-host disease product. To fund these programs, as well as our functional genomics program, we are relying principally on funding provided by Hoechst Marion Roussel under an agreement entered into in November 1995, under which Hoechst Marion Roussel is required to make future payments to us of $1.0 million per quarter through November 2000 for research, plus up to $6.0 million in additional payments upon achievement of certain research and development milestones. We may fail to achieve future milestones for payment in a timely manner, or at all. In addition, we rely on Hoechst Marion Roussel to provide significant funding to sustain our genomics center. Hoechst Marion Roussel has agreed to fund its 50% share and to finance our 50% share of the costs associated with operating the genomics center, which is expected to exceed $30 million, through March 31, 2002; thereafter, we will likely need more money to sustain the genomics center. Although Hoechst Marion Roussel has agreed to fund our share of costs in excess of the amount required by our agreement if such expenditures are approved by both of us, Hoechst Marion Roussel has no obligation to cover costs beyond what is required under the agreement. Furthermore, if Hoechst Marion Roussel has a significant strategic shift in its business focus due to its merger into Aventis Pharma, Hoechst Marion Roussel may not perform its obligations under its agreements with us.
If our funding from Hoechst Marion Roussel and other sources is insufficient, we intend to seek additional funding from collaborations or public or private financings, which may not be available on terms acceptable to us, or at all. Insufficient funds may require us to delay, scale back or eliminate one or more of our research and development programs or to enter into license arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves.



     OUR ABILITY TO COMMERCIALIZE CERTAIN OF OUR PRODUCTS MAY DEPEND ON GENOVO'S ABILITY TO SECURE GENE TRANSFER TECHNOLOGY. Genovo is required under our agreement to:

     o develop a mechanism which is to be used as a vehicle to introduce new genes into muscle tissue,

     o fund the costs associated with the development of this gene transfer technology, and

     o secure the patents and licenses required for such proprietary technology.

     This gene transfer technology is necessary to develop and commercialize our ARGENT(TM) regulated gene therapy system for the controlled production of protein drugs. The success in developing our gene therapy system may be delayed or prevented if:

     o Genovo is unable to develop gene transfer technology in a timely manner,

     o Genovo is unable to obtain the required funding,

     o Genovo is unable to acquire rights to such technology from the Trustees of the University of Pennsylvania and others to the extent required.

     As of February 15, 1999, our agreement with Genovo may be terminated by either party upon sixty (60) days' prior written notice. Unless both we and Genovo continue to work together on the development of a regulated gene therapy system under the terms of our agreement or modified terms, we will have to seek and obtain gene therapy transfer technology elsewhere. Furthermore, another strategic partner of Genovo, which is our potential competitor in some markets, holds a significant minority interest in Genovo and has the ability to influence Genovo's actions, such as its ability or willingness to perform its obligations under our agreement or to work with us in the future.





     WE HAVE SIGNIFICANT LOSSES AND MAY NEVER BE PROFITABLE. We have incurred significant operating losses in each year since our inception in 1991, and have an accumulated deficit of approximately $93 million from our operations through December 31, 1998. We currently have no product revenue, may never be able to earn such revenue, and may never have profitable operations, even if we are able to commercialize any of our products. Over the next several years, we expect to have substantial increasing operating losses. If our losses continue and we are unable to successfully develop, commercialize, manufacture and market product candidates, we may never achieve product revenue or profitability. Losses have resulted principally from costs incurred in research and development of product candidates, and from general and administrative costs associated with our operations, including expenses related to the genomics center. If costs associated with the genomics center were to increase beyond what is currently provided for in the 1997 agreement with Hoechst Marion Roussel, as is likely, and we finance our share of such costs through a loan from Hoechst Marion Roussel as provided in the genomics center agreements, our outstanding indebtedness would increase.


     THE LOSS OF KEY MEMBERS OF OUR SCIENTIFIC AND MANAGEMENT STAFF COULD DELAY AND MAY PREVENT THE ACHIEVEMENT OF OUR RESEARCH, DEVELOPMENT AND BUSINESS OBJECTIVES. Our Chief Executive Officer, Harvey J. Berger, M.D., and approximately nine officers and key members of our scientific staff responsible for areas such as clinical development, chemistry research, bioinformatics, cell biology and genetics, structure-based drug design, molecular technology and genomics are important to our specialized scientific business. The loss of, and failure to promptly replace, any one of this group could significantly delay and may prevent the achievement of research, development and business objectives. While we have entered into employment agreements with certain of our officers, they may not remain with us. We are also dependent upon a few of our scientific advisors, to assist in formulating our research and development strategy.

     WE MAY BE UNABLE TO DEVELOP OR COMMERCIALIZE OUR PRODUCTS IF WE ARE UNABLE TO OBTAIN OR MAINTAIN CERTAIN LICENSES. We are currently attempting to obtain licenses for technology useful to the development of certain compounds for, or components of, our regulated gene therapy system and our graft-versus-host disease product. Our inability to obtain any one or more of the licenses related to our regulated gene therapy system which we are seeking, on commercially reasonable terms or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize this system. We also use gene sequences or proteins encoded by those sequences, and other biological materials, in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our products. Some of our programs, including our regulated gene therapy system, may require the use of multiple proprietary technologies. Obtaining such licenses may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive.

     We have entered into license agreements, either directly or through one of our subsidiaries, with Stanford University, Harvard University and the Massachusetts Institute of Technology, under which we have obtained exclusive rights to technologies useful to our ARGENT(TM) program in general and our regulated gene therapy system in particular. We have obtained exclusive rights from Mochida Pharmaceutical Co., Ltd. for certain technology useful to the development of our graft-versus-host disease product. We have also obtained non-exclusive access to, and use of, certain database information from Incyte Pharmaceuticals, Inc. which is useful to the research we are conducting as part of our functional genomics program. Each of these licenses obligates us to exercise diligence in pursuing development of product candidates, to make certain milestone payments (some of which are substantial), and to provide for royalties (which can be significant). In some instances, we are responsible for the costs of filing and prosecuting patent applications. The licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by either party upon default in the obligations of the other party. Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion of the rights granted to the licensor which, with respect to the licenses where we have obtained exclusive rights, would materially affect our ability to develop and market products based on our ARGENT(TM) program.

     COMPETING TECHNOLOGIES MAY RENDER SOME OR ALL OF OUR PROGRAMS OR FUTURE PRODUCTS NONCOMPETITIVE OR OBSOLETE. Many well-known pharmaceutical, chemical and specialized biotechnology companies, academic and research institutions and government agencies, who have substantially greater capital, research and development capabilities and experience than us, are presently engaged in:


     o developing products based on signal transduction,

     o exploring the field of gene therapy,

     o pursuing functional genomics, and

     o conducting research and development programs for the treatment of all the disease areas in which we are focused.

Some of these entities already have drug candidates in clinical trials or in more advanced preclinical studies than our product candidates. They may succeed in commercializing competitive products before we do, which would give them a competitive advantage. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

     WE MAY NOT BE ABLE TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS. We and our licensors have pending patent applications covering biochemical and cellular tests useful in drug discovery, new chemical compounds discovered in our signal transduction program, certain components, configurations and uses of our ARGENT(TM) system and methods and materials for conducting genetic research. These patent applications may never issue as patents. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. In that event, such patents may never afford meaningful protection for our technologies or products, which would materially impact our ability to develop and market them. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies that are related to our business and may cover or conflict with our patent applications. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain patent or other proprietary protection for any of these technologies, we may be required to challenge such protections, terminate or modify our programs that rely on such technologies or obtain licenses for use of these technologies.

     WE MAY NOT BE ABLE TO OBTAIN GOVERNMENT REGULATORY APPROVAL FOR OUR PRODUCT CANDIDATES PRIOR TO MARKETING. To date, we have not submitted an application for any product candidate to the U.S. Food and Drug Administration, and none of our product candidates have been approved for commercialization in the United States or elsewhere. Any product candidate ready for commercialization, would be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We may not be able to obtain regulatory approval for any products we develop. We have no history of conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Furthermore, the regulatory requirements governing our potential products are uncertain. This uncertainty may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven useful, as demonstrated by clinical trials, and our products will be subject to ongoing regulatory reviews.



     IF WE DEVELOP A PRODUCT FOR COMMERCIAL USE, A SUBSEQUENT PRODUCT LIABILITY-RELATED CLAIM OR RECALL COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS. Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human therapeutic products, and we may not be able to avoid significant product liability exposure. A product liability-related claim or recall could be detrimental to our business. However, except for insurance covering product use in our clinical trial, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms and we may not be able to obtain any insurance to provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop.



     EFFORTS TO CONTAIN OR REDUCE THE COST OF HEALTH CARE COULD HURT OUR REVENUES AND EARNINGS. As a biopharmaceutical company, we expect that our business could be affected by the efforts of governmental and third-party payors to contain or reduce the costs of health care. In the near term, our ability to raise capital could be adversely affected by governmental efforts to assert greater control over pricing or profitability of prescription pharmaceuticals. Such efforts could adversely affect the profitability of our existing and potential collaborators, reduce their cash resources, and discourage them from investing in our research and development programs. In the longer term, if we and our collaborators are successful in developing human therapeutic drugs, the efforts of the government and third party payors to contain or reduce health care costs could adversely affect our revenues and earnings from such products.



     OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS OWN APPROXIMATELY 25% OF OUR OUTSTANDING COMMON STOCK AND COULD INFLUENCE MOST MATTERS REQUIRING APPROVAL BY OUR STOCKHOLDERS. Our directors and officers and several five percent stockholders and their affiliates beneficially own, in the aggregate, shares representing approximately 25% of the outstanding shares of our common stock, series B preferred stock and series C preferred stock. As a result, these stockholders, acting together, could influence significantly and possibly control most matters requiring approval by our stockholders. In addition, our certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the present executive officers, directors and affiliated individuals and entities may be able to control the election of the members of our board of directors. Such a concentration of ownership could affect the liquidity, and have an adverse effect on the price, of our common stock, and may have the effect of delaying or preventing an acquisition or change in the control of our company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

     RESULTS OF OUR OPERATIONS AND GENERAL MARKET CONDITIONS FOR BIOTECHNOLOGY STOCK COULD RESULT IN THE SUDDEN CHANGE IN THE VALUE OF OUR STOCK. As a biopharmaceutical company, we have experienced significant volatility in our common stock. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common stock price. Over the past twelve months our stock price has ranged from a high of $5.50 to a low of $1.38 and from January 1, 1999 to February 28, 1999 our stock price has ranged from a high of $4.25 to a low of $1.50. Factors contributing to such volatility include:


     o results of preclinical studies and clinical trials,

     o evidence of the safety or efficacy of pharmaceutical products,

     o announcements of new collaborations,


     o failure to enter into collaborations,


     o our funding requirements and the terms of our series C preferred stock financing,

     o announcements of technological innovations or new therapeutic products,

     o governmental regulation,

     o healthcare legislation, and

     o developments in patent or other proprietary rights, including litigation.


     IF THE SERIES C PREFERRED STOCK IS CONVERTED OR WE ISSUE ADDITIONAL SHARES OF EQUITY SECURITIES, THE VALUE OF THOSE SHARES OF COMMON STOCK THEN OUTSTANDING MAY BE DILUTED. To the extent that we raise additional capital by issuing equity securities at a price or a value per share less than the then current price per share of common stock, the value of the shares of common stock then outstanding will be diluted or reduced. At present we have one arrangement to issue additional equity securities which could result in dilution to the present common stockholders. That arrangement involves the issuance of our series C preferred stock, which is convertible into shares of common stock at a price per share equal to the lesser of (a) the four lowest closing bid prices during the 22 consecutive trading days prior to the date of conversion, or (b) $2.09 per share. Based on the number of shares of series C preferred stock presently outstanding and the applicable conversion price as of February 25, 1999, we would be required to issue up to 3,122,445 shares of common stock at a price per share that is approximately $.18 less than the last sale price of the common stock on February 25, 1999. In anticipation of price fluctuations that may reduce the conversion price, we have registered for resale up to 5,933,362 shares of common stock which would become issuable upon conversion of the series C preferred stock if the conversion price fell as low as $.85 per share. If the conversion price fell even further, then more than 5,933,362 shares of common stock would be issuable upon conversion of the series C preferred stock. In addition, subject to certain conditions, we may be required during the month of September 1999 to sell additional shares of series C preferred stock at the then current market price and then applicable conversion prices to the original purchasers of series C preferred stock.



     IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ STOCK MARKET, IT WOULD BE MORE DIFFICULT FOR STOCKHOLDERS TO SELL SHARES OF OUR COMMON STOCK. In order for our common stock to continue to be listed on the Nasdaq stock market, we must comply with all of Nasdaq's continued listing requirements. If Nasdaq determines that we have violated any of its continued listing requirements, our common stock could be delisted. The issuance and conversion of our series C preferred stock could cause Nasdaq to determine that we have violated up to three of its continued listing requirements. The first of the three applicable Nasdaq rules requires that our common stock have a minimum bid price per share of $1.00. Our bid price currently is approximately $1.75 per share. If the series C preferred stock is converted at its current discount price and the common stock issued upon conversion is subsequently sold in the public market, the bid price of our common stock may be reduced to less than $1.00 per share, in which case Nasdaq may determine that a violation exists and our common stock may be delisted. The second applicable Nasdaq rule requires us to comply with the more onerous requirements for initial listing if Nasdaq determines that we have undergone a change in control or a change in financial structure. Depending on the number of shares of common stock issued upon conversion of the series C preferred stock, Nasdaq may deem the issuance of such preferred stock to be a change in control or a change in financial structure and a violation that could result in delisting. The third applicable Nasdaq rule permits Nasdaq to delist a security if it deems it necessary to protect investors and the public interest. Therefore, if Nasdaq determines that the returns on the series C preferred stock are excessive compared with the returns received by the holders of our common stock, and such excess returns are egregious, Nasdaq could delist our common stock.



     OUR COMPUTER SYSTEM COULD FAIL WHEN THE YEAR CHANGES TO 2000. Many computer systems will not properly recognize date-sensitive information when the year changes to 2000. Computers which refer to years in terms of their final two digits only may interpret the year 2000 to mean the year 1900. If our systems or software licensed from third parties do not properly recognize such information, our systems could generate erroneous data or fail. We are in the process of inventorying our information technology infrastructure, hardware and software, and have commenced an assessment of our year 2000 compliance. We are also conducting a more in-depth analysis and testing of our internal systems and are soliciting and are, where feasible, obtaining certification of year 2000 compliance from third-party software vendors and determining the readiness of our significant suppliers. We are also working with our external suppliers and service providers to ensure that they and their systems will be able to support our needs and, where necessary, interact with our server and networking hardware and software infrastructure in preparation for the year 2000. This testing phase is expected to be completed by September 30, 1999. To date, our costs of becoming year 2000 compliant have not been material. However, if any necessary modifications, conversions and/or replacements are not made, are not completed timely, or if any of the Company's suppliers or customers do not successfully deal with the year 2000 issue, such circumstances could have a material impact on the Company. The Company's research and development efforts, which rely heavily on the storage and retrieval of electronic information, could be interrupted, resulting in the generation of erroneous data, the loss of information and/or significant delays in any one or all of our research and development programs. The severity of these possible problems would depend on the nature of the problem and how quickly it could be corrected or an alternative implemented, which is unknown at this time. In the extreme, such problems could disrupt a significant portion of our operations. We expect to have contingency plans in place by November 30, 1999 to address situations in which various systems of the Company, or of third parties with which the Company does business, are not year 2000 complaint. We estimate the total cost for upgrading our computer system hardware and software are not likely to exceed $200,000. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance.

                         WHERE TO FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a copying fee. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room operations. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

     This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their shares of common stock. The documents we are incorporating by reference are:


     o Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 10, 1998;

     o Definitive Proxy Statement, filed on April 16, 1998;

     o Current Report on Form 8-K, filed on April 29, 1998;

     o Current Report on Form 8-K, filed on November 12, 1998;

     o Quarterly Report on Form 10-Q, for the quarter ended March 31, 1998, filed on May 12, 1998;

     o Quarterly Report on Form 10-Q, for the quarter ended June 30, 1998, filed on August 6, 1998;

     o Quarterly Report on Form 10-Q, for the quarter ended September 30, 1998, filed on November 13, 1998; and

     o The description of the common stock contained in our Registration Statement on Form 10 filed with the SEC on June 25, 1993, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings at no cost by writing or telephoning our chief financial officer at the following address and number:


                      ARIAD Pharmaceuticals, Inc.
                      26 Landsdowne Street
                      Cambridge, Massachusetts   02139
                      (617) 494-0400

     This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference provided in this prospectus and the Registration Statement.

                           FORWARD LOOKING STATEMENTS

     We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations and embody statements in which we use words such as "expect," "anticipate, " "intend," "plan," "believe," "estimate," or similar expressions.

     Forward-looking statements necessarily involve risks and uncertainties, including those set forth in the Risk Factors section and elsewhere in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. The factors set forth in the Risk Factors sections and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.


                                 USE OF PROCEEDS

     All net proceeds from the sale of our common stock will go to the selling stockholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the selling stockholders' sale of their common stock.


                                 DIVIDEND POLICY

     We have not declared or paid dividends on our common stock in the past and do not intend to declare or pay such dividends in the foreseeable future. Our current long-term debt agreements prohibit the payment of cash dividends.

                              SELLING STOCKHOLDERS


     The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of each selling stockholder's shares (based on its ownership of series C convertible preferred stock) which would be issuable to the selling stockholder on February 25, 1999 upon conversion of all of the series C preferred stock then held by such selling stockholder, including an amount of shares equal to the accrual amount provided in the certificate of designations for the series C preferred stock, accrued to February 25, 1999 from the date of issuance. Our conversion calculations in the second column assumes a conversion price for the series C preferred stock of $1.625 (which represents the average of the four lowest closing bid prices during the 22 consecutive trading days prior to and including February 24,
1999). The numbers listed in the second column are subject to fluctuations from time to time based on changes in the closing bid price of our common stock. The third column lists each selling stockholder's pro rata portion (based on its ownership of series C convertible preferred stock) of the 5,933,362 shares of common stock being registered hereby. The 5,933,362 shares of common stock shown in the table represent 200% of the shares that would have been issuable to the selling stockholders on December 23, 1998 upon conversion of all of the series C preferred stock. Our conversion calculations in the third column assumes a conversion price for the series C preferred stock of $1.69531255 (which represents the average of the four lowest closing bid prices during the 22 consecutive trading days prior to and including December 22, 1998). The fourth column assumes the sale of all of the shares offered by each selling stockholder.

     Pursuant to our series C preferred stock certificate of designations, no selling stockholder can convert series C preferred stock to the extent such conversion would cause such selling stockholder's beneficial ownership of the common stock (other than shares deemed beneficially owned through ownership of unconverted shares of the series C preferred stock) to exceed 4.9% of the outstanding shares of common stock. The information provided in the table below has been obtained from the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."



               Names                   Number of Shares           Maximum Number of              Shares Beneficially
            of Selling                       Owned                      Shares                  Owned After Offering
                                                                                             -------------------------------
           Stockholders                Prior to Offering            Being Offered               Number           Percent
   ---------------------------------   ---------------------     ------------------------    -------------    --------------
   HFTP Investment, L.L.C.(1)               1,873,467                   3,560,018                 0                 *

   Brown Simpson Strategic
      Growth Fund, Ltd.(2)                   811,836                    1,542,674                 0                 *

   Brown Simpson Strategic
      Growth Fund, L.P.(3)                   437,142                     830,670                  0                 *



   *   Less than one percent of the outstanding shares of common stock.


     (1) Promethean Investment Group, LLC, a New York limited liability company ("Promethean"), serves as investment advisor to HFTP Investment, L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP.


     (2) Brown Simpson Asset Management, L.L.C. serves as the investment manager to Brown Simpson Strategic Growth Fund, Ltd. pursuant to an investment management contract. The members of Brown Simpson Asset Management, L.L.C. are Mitchell Kaye, Evan Levine, James Simpson and Matthew Brown. Such persons may be deemed to have beneficial ownership of the shares owned by Brown Simpson Strategic Growth Fund Ltd.

     (3) The general partner of Brown Simpson Strategic Growth Fund, L.P. is Brown Simpson Capital, L.L.C., the members of which are Mitchell Kaye, Evan Levine, James Simpson and Matthew Brown. Such members may be deemed to have beneficial ownership of the shares owned by Brown Simpson Strategic Growth Fund, L.P.

                              PLAN OF DISTRIBUTION

     The selling stockholders are offering shares of common stock, $.001 par value per share, which are issuable to them upon conversion of the series C convertible preferred stock, $.01 par value per share, they acquired from us in a private placement transaction, pursuant to Stock Purchase Agreements, dated as of November 9, 1998. This prospectus covers the selling stockholders' resale of up to 5,933,362 acquired shares of common stock and an indeterminate number of additional shares as may from time to time become issuable upon conversion of the series C preferred stock by reason of stock splits, stock dividends and other similar transactions, but does not cover an indeterminate number of common shares based on the operation of the conversion formula of the series C convertible preferred stock.


     In accordance with the selling stockholders' registration rights provided in the Purchase Agreements, we have filed a Registration Statement on Form S-3 with the SEC. The Registration Statement covers the resale of the common stock from time to time on the Nasdaq National Market or in privately-negotiated transactions. This prospectus forms a part of the Registration Statement. We have also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until this prospectus is no longer required for the selling stockholders to sell their shares.


     The shares of common stock described in this prospectus may be sold directly by the selling stockholders, or through underwriters, broker-dealers or agents. The selling stockholders may also transfer, devise or gift their shares by other means not described in this prospectus. Accordingly, shares of common stock may be offered by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. In addition, any selling stockholders' shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions:

     o at fixed prices that may be changed,

     o at market prices prevailing at the time of sale, or

     o at prices related to such prevailing market prices or at negotiated prices.

     The selling stockholders may offer their shares of common stock in one or more of the following transactions:

     o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

     o in the over-the-counter market,

     o in privately negotiated transactions,

     o through options,

     o by pledge to secure debts and other obligations,

     o by a combination of the above methods of sale, or

     o to cover short sales made pursuant to this prospectus.

     In order to comply with the securities laws of certain states, the shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be offered or sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commission under the Securities Act.

     Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     These shares were originally issued to the selling stockholders pursuant to an exemption from the registration requirements under Sections 4(2) or 3(a)(9) of the Securities Act or otherwise. We have agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the selling stockholders' sale of their shares. We have agreed to pay all reasonable fees and expenses incident to the filing of the Registration Statement.


                                  LEGAL MATTERS

     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts, will deliver its opinion that the shares of common stock offered in this prospectus have been validly issued and are fully paid and non-assessable.


                                     EXPERTS

The consolidated financial statements of the Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus, which is part of the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               MATERIAL CHANGES
1.  SELECTED FINANCIAL DATA

     The selected financial data set forth below as of December 31, 1998, 1997, 1996, 1995 and 1994 and for the years then ended have been derived from the audited consolidated financial statements of the Company, certain of which are included elsewhere in this registration statement on Form S-3, and are qualified by reference to such financial statements. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, and the notes thereto, and other financial information included herein.

                                                                      YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------------
    STATEMENT OF OPERATIONS DATA:                 1998           1997            1996          1995             1994
                                              -------------  -------------   -------------  -------------   -------------
    Revenue:
       Research revenue (principally
         related parties)                   $  12,143,192  $   9,233,708   $  10,304,332  $   2,102,222    $    460,084
       Interest income                            998,743      1,757,327       1,271,895      1,360,225       1,091,820
                                              -------------  -------------   -------------  -------------   -------------
         Total revenue                         13,141,935     10,991,035      11,576,227      3,462,447       1,551,904
                                              -------------  -------------   -------------  -------------   -------------
    Operating expenses:
       Research and development                35,515,270     20,286,945      15,253,874     13,675,025      14,566,444
       General and administrative               2,633,923      2,924,972       2,229,273      2,281,247       2,089,380
       Interest expense                           480,627        410,072         269,131        323,124         359,581
                                              -------------  -------------   -------------  -------------   -------------
         Total operating expenses              38,629,820     23,621,989      17,752,278     16,279,396      17,015,405
                                              -------------  -------------   -------------  -------------   -------------
    Equity in net loss of Genomics Center         660,295
    Loss before cumulative effect of change
       in
                                              -------------  -------------   -------------  -------------   -------------
       accounting principle                   (26,148,180)   (12,630,954)     (6,176,051)   (12,816,949)    (15,463,501)
    Cumulative effect of change in
       accounting  principle                                                                                     90,909
                                              -------------  -------------   -------------  -------------   -------------
    Net loss                                  (26,148,180)   (12,630,954)     (6,176,051)   (12,816,949)    (15,372,592)

    Preferred dividend                             35,616
                                              -------------  -------------   -------------  -------------   -------------
    Net loss attributable to common          $(26,183,796)  $(12,630,954)   $ (6,176,051) $ (12,816,949)  $ (15,372,592)
         stockholders
                                              -------------  -------------   -------------  -------------   -------------
    Per common share (basic and diluted):
       Loss before cumulative effect of
         change in accounting principle      $      (1.25)  $       (.66)   $       (.33) $        (.72)  $       (1.07)
       Cumulative effect of change in
         accounting principle                                                                                       .01
                                              -------------  -------------   -------------  -------------   -------------
       Net loss                              $      (1.25)  $       (.66)   $       (.33) $        (.72)  $       (1.06)
                                              =============  =============   =============  =============   =============

    Weighted average number of shares of
       common stock outstanding                20,966,586     19,252,885      18,999,229     17,738,126      14,515,202

                                                                              DECEMBER 31,
                                               --------------------------------------------------------------------------
      BALANCE SHEET DATA:                         1998            1997           1996           1995              1994
                                               ------------   ------------    ------------   ------------    -----------
     Cash, cash equivalents and
        marketable securities                $ 14,176,136   $ 29,359,457    $ 15,702,300   $ 27,056,234   $  24,188,848

      Working capital                           5,805,656     16,538,781      11,901,775     20,995,251      22,117,200
      Total assets                             30,785,940     47,409,176      27,604,993     37,201,730      33,481,980
      Long-term debt                            3,295,139      5,156,219       1,472,812      1,540,727       2,459,515
      Accumulated deficit                     (92,640,457)   (66,456,661)    (53,825,707)   (47,649,656)    (34,832,707)
      Stockholders' equity                     11,733,288     28,373,818      16,684,471     22,684,447      28,021,482

2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS

OVERVIEW

ARIAD Pharmaceuticals, Inc. ("ARIAD" or the "Company") focuses on the discovery and development of novel and proprietary drugs based on its understanding of the inner-workings of cells and the genes involved in disease. The Company has developed a product to treat graft-versus-host disease, a complication of bone marrow transplantation involving an attack by a patient's immune system on healthy tissue, which entered Phase 1 human clinical trials (safety studies) in December 1998. All of the Company's other drug candidates are in the pre-clinical stage.

ARIAD's research and development programs involve three areas: Signal transduction inhibitors, regulated gene therapy and functional genomics. Signal transduction inhibitors are drugs designed to block specific molecular targets in bone cells and white blood cells. In November 1995, the Company entered into an agreement with Hoechst Marion Roussel, Inc. ("HMR") to collaborate on the discovery and development of such drugs to treat osteoporosis and other bone diseases. The Company has also developed a system referred to as "ARIAD Regulated Gene Expression Technology" or "ARGENT(TM)" which is designed to control cellular activities using drugs. This system can be applied in research for discovery of new drugs and new genes, in gene and cell therapy, and in the manufacture of biological products. The leading application of this system is the controlled production of protein drugs by regulated gene therapy. Another use of this system is ARIAD's product to treat graft-versus-host disease. This product may improve the safety and effectiveness of certain types of bone marrow transplants by selectively killing the cells responsible for graft-versus-host disease. In addition, the Company is working in an area known as functional genomics, which involves the discovery of new genes and the validation of molecular targets that may be useful in the treatment of diseases. ARIAD is developing this information as a tool to accelerate the discovery of new drugs to treat these diseases, such as osteoporosis (bones), atherosclerosis (heart and blood vessels) and cancer. In March 1997, the Company established a joint venture with Hoechst Marion Roussel, named the Hoechst-ARIAD Genomics Center, LLC (the "Genomics Center"), to pursue this area.

Since its inception in 1991, the Company has devoted substantially all of its resources to its research and development programs. The Company receives no revenue from the sale of pharmaceutical products and substantially all revenue to date has been received in connection with the Company's research collaborations. The Company has not been profitable since inception and expects to incur substantial and increasing operating losses for the foreseeable future, primarily due to the expansion of its research and development programs, including the services the Company provides to the Genomics Center pursuant to certain research and administrative services agreements (the "Services Agreements"), which services are accounted for on a cost reimbursement basis. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. As of December 31, 1998, the Company had an accumulated deficit of $92,640,000.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

REVENUE

The Company recognized research revenue under the Services Agreements, collaborative research arrangements and government-sponsored grants of $12,143,000, $9,234,000 and $10,304,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The increase of $2,909,000 or 31.5% in 1998 compared to 1997 was due to an increase of $3,594,000 in research revenue recognized under the Services Agreements with the Genomics Center offset by a $685,000 decrease in research revenue recognized under the 1995 HMR Osteoporosis Agreement and government-sponsored research grants. The decrease in research revenue of $1,070,000 or 10.4% in 1997 compared to 1996 was due to a $2,427,000 decrease in research revenue recognized under the 1995 HMR Osteoporosis Agreement and government-sponsored research grants offset by an increase of $1,357,000 in research revenue recognized under the Services Agreements with the Genomics Center. Research revenue for 1996 recognized under the 1995 HMR Osteoporosis Agreement included $2,000,000 for the achievement of the first research milestone. Research revenue resulting from the Services Agreements with the Genomics Center is expected to increase over the next two years and research revenue recognized under the 1995 HMR Osteoporosis Agreement is expected to increase in 1999 compared to 1998 primarily due to the achievement of the second research milestone of $2,000,000 which was received on February 23, 1999. See "--Liquidity and Capital Resources."

Interest income was $999,000, $1,757,000 and $1,272,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Interest income decreased by $758,000 in 1998 compared to 1997 as a result of a lower level of funds invested. Interest income increased by $485,000 in 1997 compared to 1996 as a result of higher levels of funds invested offset somewhat by lower yields.

OPERATING EXPENSES

Research and development expenses were $35,515,000, $20,287,000 and $15,254,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Research and development expenses increased by $15,228,000 or 75.1% in 1998 compared to 1997 and $5,033,000 or 33.0% in 1997 compared to 1996 primarily due to the expected increases in research services provided to the Genomics Center under the Services Agreements and increased drug development costs for the regulated gene expression technology (ARGENT(TM)), including manufacturing, process development and other preclinical development activities in preparation for clinical trials of AP 1903 which commenced in December 1998. AP 1903 is an ARGENT(TM) inducible apoptosis product to treat graft vs. host disease in patients undergoing allogeneic bone marrow transplantation. The Company expects its research and development expenses to increase over the next two years as a result of increased research services to be provided to the Genomics Center as well as increased manufacturing and preclinical development costs associated with its drug candidates and the cost of human clinical trials of AP 1903.

General and administrative expenses were $2,634,000, $2,925,000 and $2,229,000 for the years ended December 31, 1998, 1997 and 1996, respectively. General and administrative expenses decreased by $291,000 or 10.0% in 1998 compared to 1997 primarily due to the nonrecurrence in 1998 of administrative expenses incurred in connection with the formation of the Genomics Center in 1997. General and administrative expenses increased by $696,000 or 31.2% in 1997 compared to 1996 primarily due to increased expenses incurred with the formation of and services provided to the Genomics Center and other administrative expenses.

The Company incurred interest expense of $481,000 in 1998 compared to $410,000 in 1997 and $269,000 in 1996. The increase of $71,000 in 1998 compared to 1997 was due to the issuance of debt at the end of the second quarter of 1997 and the increase of $141,000 in 1997 compared to 1996 was due to a higher level of long-term debt.

OPERATING RESULTS

The Company incurred net losses of $26,148,000 in 1998, $12,631,000 in 1997 and $6,176,000 in 1996. The Company expects that substantial operating losses will continue for several more years and will increase as a result of services provided to the Genomics Center and as the Company's drug candidates in research, if successfully developed, undergo preclinical studies and clinical trials. Operating losses are likely to fluctuate as a result of differences in the timing and composition of revenue earned and expenses incurred. Preferred dividends of $35,600 were recognized in the fourth quarter of 1998 which are attributable to the $5,000,000 of Series C Convertible Preferred Stock ("Series C Preferred Stock") issued on November 9, 1998. The Series C Preferred Stock carries a 5% annual dividend resulting in net losses attributable to common stockholders of $26,184,000 in 1998, $12,631,000 in 1997 and $6,176,000 in 1996,
or $1.25, $.66 and $.33 per share, respectively.

At December 31, 1998, the Company had available for federal tax reporting purposes net operating loss carryforwards of approximately $92,100,000 that expire commencing in 2006. The Company also had federal research and development tax credit carryovers of approximately $3,800,000 that expire commencing in 2006. The utilization of both the net operating loss carryforwards and tax credits is subject to certain limitations under federal tax laws.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations and investments primarily through the private placement and public offering of its securities, including the sale of Series C Preferred Stock to investors, the sale of Series B Convertible Preferred Stock ("Series B Preferred Stock") to HMR, supplemented by the issuance of long-term debt, operating and capital lease transactions, interest income, government-sponsored research grants, research revenue under the 1995 HMR Osteoporosis Agreement and, commencing in April 1997, research revenue under the terms of the Services Agreements with the Genomics Center.

At December 31, 1998, the Company had cash, cash equivalents and marketable securities totaling $14,176,000 and working capital of $5,806,000 compared to cash, cash equivalents and marketable securities totaling $29,359,000 and working capital of $16,539,000 at December 31, 1997.

The primary uses of cash during the year ended December 31, 1998 were $27,348,000 to finance the Company's operations and working capital requirements, $1,674,000 to purchase laboratory equipment, $1,817,000 to repay long-term debt, $523,000 for net investment in the Genomics Center and $759,000 to acquire intellectual property. The primary sources of funds during the year ended December 31, 1998 were $5,000,000 from the private placement of Series C Preferred Stock, $9,226,000 from the private placement of common stock and $2,580,000 from the sale/leaseback of laboratory equipment.

On May 11, 1998, the Company completed a private placement of 2,537,500 shares of common stock to a group of institutional investors at a price of $4.00 per share and received net proceeds of approximately $9,226,000 after deducting selling commissions and offering expenses. The shares were registered under the Securities Act of 1933, as amended.

On November 9, 1998, the Company completed a private placement of 5,000 shares of Series C Preferred Stock to a group of institutional investors and received proceeds of $5,000,000. The Company is required to register the underlying common shares within 120 days of the closing (March 9, 1999) or incur penalties of approximately 2% per day.

In March 1997, the Company entered into a 50/50 joint venture with HMR to pursue functional genomics with the goal of identifying novel therapeutic proteins and small-molecule drug targets. The Company and HMR agreed to commit $85,000,000 to the establishment of the Genomics Center and its first five years of operations. The Company and HMR committed to jointly fund $78,500,000 of operating and related costs, and ARIAD committed to invest up to $6,500,000 in leasehold improvements and equipment for use by ARIAD in conducting research on behalf of the Genomics Center. Through December 31, 1998, the Company had invested $6,500,000 in leasehold improvements and equipment and funded $8,839,000 in operating and related costs. HMR has committed to provide ARIAD with capital adequate to fund ARIAD's share of such costs through the purchase of up to $49,000,000 of Series B Preferred Stock through the five-year period, including an initial investment of $24,000,000 as discussed below. The Company also entered into the Services Agreements with the Genomics Center to provide research and administrative services to the Genomics Center on a cost reimbursement basis.

Pursuant to the 1997 HMR Genomics Agreement, on March 18, 1997, HMR purchased 2,526,316 shares of the Company's Series B Preferred Stock for $24,000,000. During the period from 1999 to 2002, at the Company's option, HMR has agreed to make subsequent purchases of up to $25,000,000 of Series B Preferred Stock at purchase prices based on a premium to the market price of the common stock at the time of each subsequent purchase, unless the market price of the common stock exceeds a predetermined ceiling, in which case the purchase price will be equal to the market price (the "Series B Price"). On January 5, 1999, HMR purchased 428,120 shares of Series B Preferred Stock for $5,747,000, representing the amount of the subsequent purchase available to ARIAD for 1999 under the agreement. Subsequent commitments by HMR to purchase Series B Preferred Stock are $8,536,000 and $8,691,000 for each of the years ended December 31, 2000 and 2001 and $2,026,000 for the three months ended March 31, 2002. Should ARIAD and HMR determine that the Genomics Center require funds in excess of those committed, ARIAD may fund its share of the excess through a loan facility made available by HMR. Funds borrowed by ARIAD pursuant to such loan facility, if any, will bear interest at a rate of LIBOR plus 0.25% and are repayable by June 30, 2003 in cash or Series B Preferred Stock, at the Series B Price, at the Company's option.

In November 1995, the Company entered into an agreement with HMR to collaborate on the discovery and development of drugs to treat osteoporosis and related bone diseases, one of the Company's signal transduction inhibitor programs. Under the terms of the 1995 HMR Osteoporosis Agreement, HMR made an initial cash payment to the Company of $10,000,000, agreed to provide research funding in equal quarterly amounts of $1,000,000 up to an aggregate of $20,000,000 over a five-year period and agreed to provide an aggregate of up to $10,000,000 upon the attainment of certain research milestones, including the second milestone of $2,000,000 which was received on February 23, 1999. In addition, HMR has established a dedicated research group to collaborate with the Company on the discovery of osteoporosis drugs and has agreed to fund all of the preclinical and clinical development costs for products that emerge from the collaboration. The 1995 HMR Osteoporosis Agreement further provides for the payment of royalties to the Company based on product sales. To date, revenue recognized under the 1995 HMR Osteoporosis Agreement has amounted to $24,666,000.

The Company has substantial fixed commitments under various research and licensing agreements, consulting and employment agreements, lease agreements and long-term debt instruments. Such fixed commitments currently aggregate in excess of $12,000,000 per year and may increase. The Company will require substantial additional funding for its research and product development programs, including preclinical development and clinical trials, for operating expenses, for the pursuit of regulatory clearances and for establishing manufacturing, marketing and sales capabilities. Adequate funds for these purposes, whether obtained through financial markets or collaborative or other arrangements with collaborative partners, or from other sources, may not be available when needed or on terms acceptable to the Company.

The Company believes that its existing capital resources, plus interest income and planned research and development funding and other sources of funding, including anticipated strategic alliances, will be adequate to satisfy its capital and operating requirements through 1999. However, there can be no assurance that changes in the Company's research and development plans or other events affecting the Company's revenues or operating expenses will not result in the earlier depletion of the Company's funds.

IMPACT OF THE YEAR 2000 ISSUE

The year 2000 issue relates to a complex of potential problems arising from the ways in which computer software can handle dates. Many older systems use a two-digit date format, as opposed to four digits, to indicate the year. Some of the Company's computer programs or other information systems that have time-sensitive software or embedded microcontrollers may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations.

The Company's plan to address year 2000 issues consists of three phases: assessment, testing and implementation. The Company is in the process of completing an initial assessment of its information technology infrastructure, hardware and software which began in Fiscal 1998. Based on this review, the Company believes that the costs and/or consequences associated with the year 2000 issue are not expected to have a material effect on its business, operations or future financial condition.

A second, more in-depth analysis is also currently ongoing. Internally, this review will include the testing of systems developed by the Company. Although the internal portion of this analysis just recently commenced, the Company believes that, with modifications to existing software and conversions to new software and systems, the year 2000 issue will not pose significant operational problems for its computer and other information systems. If required, the Company will utilize additional internal and external resources to reprogram, replace, and test the software and systems for year 2000 modifications. Externally, the Company's preparations for the year 2000 issue will consist of soliciting and, where feasible, obtaining certification of year 2000 compliance from third-party software vendors and determining the readiness of its significant suppliers. The Company is working with external suppliers and service providers to ensure that they and their systems will be able to support our needs and, where necessary, interact with our server and hardware and software infrastructure in preparation for the year 2000. This testing phase is expected to be completed by September 30, 1999.

If any necessary modifications, conversions and/or replacements are not made, are not completed timely, or if any of the Company's suppliers or customers do not successfully deal with the year 2000 issue, such circumstances could have a material impact on the operations of the Company. The Company's research and development efforts, which rely heavily on the storage and retrieval of electronic information, could be interrupted resulting in significant delays in any one or all of the Company's research and development programs. The severity of these possible problems would depend on the nature of the problem and how quickly it could be corrected or an alternative implemented, which is unknown at this time. In the extreme, such problems could disrupt a significant portion of the Company's operation.

While management has not yet specifically determined the costs associated with its year 2000 readiness efforts, monitoring and managing the year 2000 issue will result in additional direct and indirect costs to the Company. Direct costs include potential charges by third-party software vendors for product enhancements, costs involved in testing software products for year 2000 compliance and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. The Company estimates the total cost for upgrading its computer system, hardware and software is not likely to exceed $200,000. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. Such costs have not been material to date. Both direct and indirect costs of addressing the year 2000 issue will be charged to earnings as incurred.

At the present time, a contingency plan has not been developed. After evaluating its internal compliance efforts as well as the compliance of third parties as described above, the Company expects to have contingency plans in place by November 30, 1999 to address situations in which various systems of the Company, or of third parties with which the Company does business, are not year 2000 compliant. Some risks of the year 2000 issue, however, are beyond the control of the Company and its suppliers and customers. For example, no preparations or contingency plan will protect the Company from a downturn in economic activity caused by the possible ripple effect throughout the entire economy caused by the year 2000 issue.

NEW ACCOUNTING PRONOUNCEMENTS

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position "SOP" 98-5, Reporting on the Cost of Start-Up Activities, which will require that all organizational costs be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company will adopt this "SOP" effective January 1, 1999 and will expense $364,000 in the first quarter of 1999, as a cumulative effect accounting change.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on the consolidated financial statements of the Company. The Company will adopt this accounting standard on January 1, 2000, as required.

3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company maintains an investment portfolio in accordance with its Investment Policy. The primary objectives of the company's Investment Policy are to preserve principal, maintain proper liquidity to meet operating needs and maximize yields. The Company's Investment Policy specifies credit quality standards for the Company's investments and limits the amount of credit exposure to any single issue, issuer or type of investment.

The Company invests cash balances in excess of operating requirements in short-term securities, generally with maturities of 90 days or less The Company's marketable securities consist of corporate debt and U.S. Government securities with maturities of one year or less, but generally less than six months. These securities are classified as available-for-sale. Available-for-sale securities are recorded on the balance sheet at fair market value with unrealized gains or losses reported as a separate component of stockholders' equity (accumulated other comprehensive loss). Gains and losses on investment security transactions are reported on the specific-identification method. Interest income is recognized when earned. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a charge to earnings and establishes a new cost basis for the security. These investments are sensitive to interest rate risk. The Company believes that the effect, if any, of reasonable possible near-term changes in the interest rate on its financial position, results of operations and cash flows should not be material due to the short-term nature of these investments.

At December 31, 1998, the Company has a bank term note at prime plus 1% and a government sponsored term note at prime plus 2.75%. These notes are sensitive to interest rate risk. In the event of a hypothetical 10% increase in the prime rate, the Company would incur approximately $425,000 of additional interest expense per year.

4.  AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 appear at pages F-1 through F-19 of this prospectus.

5.  CHANGE IN PERSONNEL

Effective March 4, 1999, Dr. Manfred Weigele, former Senior Vice President, Physical and Chemical Sciences, was appointed Chief Scientific Officer replacing Dr. Michael Gilman in that position. Dr. Weigele has previously served as Senior Vice President, Physical and Chemical Sciences from October 1996 to October 1998 and served as Senior Vice President, Research-Chemistry of ARIAD from October 1991 to September 1996. Prior to joining ARIAD, from 1985 to 1991, Dr. Weigele was a Vice President and Group Director of Chemistry Research for Hoffmann-LaRoche Inc., where he directed chemistry research. He joined Hoffmann-LaRoche, a worldwide pharmaceuticals company, in 1965. Dr. Weigele received his undergraduate training at Technische Universitat in Braunschweig, Germany and his Ph.D. degree from the University of Wisconsin.

                  ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


     Independent Auditors' Report ----------------------------------------------------------------------------------F-2

     Consolidated Balance Sheets at December 31, 1998 and 1997 -----------------------------------------------------F-3

     Consolidated Statements of Operations for the Years Ended December 31, 1998,
     1997 and 1996 -------------------------------------------------------------------------------------------------F-4

     Consolidated Statements of Cash Flows for the Years Ended December 31, 1998,
     1997 and 1996 -------------------------------------------------------------------------------------------------F-5

     Consolidated Statement of Stockholders' Equity for the Years Ended December 31, 1996,
     1997 and 1998 -------------------------------------------------------------------------------------------------F-6

     Notes to Consolidated Financial Statements --------------------------------------------------------------------F-7

                          INDEPENDENT AUDITORS' REPORT

     The Board of Directors and Stockholders of
     ARIAD Pharmaceuticals, Inc.:

     We have audited the accompanying consolidated balance sheets of ARIAD Pharmaceuticals, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ARIAD Pharmaceuticals, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



     DELOITTE & TOUCHE LLP
     Boston, Massachusetts
     February 10, 1999

                  ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS




                                                                                            DECEMBER 31,
                                                                                 ----------------------------------
    Current assets:                                                   NOTES            1998               1997
                                                                 --------------  ---------------    ---------------
         Cash and cash equivalents                                       1      $     6,501,648    $    13,858,910
         Marketable securities                                          1,2           7,674,488         15,500,547
         Inventory and other                                             1            2,018,846            758,463
         Due from Genomics Center                                                       332,571
                                                                                 ---------------    ---------------
             Total current assets                                                    16,527,553         30,117,920
                                                                                 ---------------    ---------------
    Property and equipment:                                            1,5,6
         Leasehold improvements                                                      12,555,301         12,350,100
         Equipment and furniture                                                      4,438,399          5,549,127
                                                                                 ---------------    ---------------
             Total                                                                   16,993,700         17,899,227
         Less accumulated depreciation and amortization                               8,944,027          6,459,857
                                                                                 ---------------    ---------------
             Property and equipment, net                                              8,049,673         11,439,370
                                                                                 ---------------    ---------------
    Investment in Genomics Center                                        4            1,902,129          1,418,864
                                                                                 ---------------    ---------------
    Intangible and other assets, net                                    1,6           4,306,585          4,433,022
                                                                                 ---------------    ---------------
         Total                                                                  $    30,785,940    $    47,409,176
                                                                                 ===============    ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
         Current portion of long-term debt                                  5    $    1,861,021     $    1,816,583
         Accounts payable                                                             3,322,439          3,299,168
         Accrued liabilities                                                          2,042,641          2,849,353
         Advance from Genomics Center                                       4         3,162,463          2,502,921
         Deferred revenue                                                   3           333,333          3,111,114
                                                                                 ---------------    ---------------
             Total current liabilities                                               10,721,897         13,579,139
                                                                                 ---------------    ---------------
    Long-term debt                                                          5         3,295,139          5,156,219
                                                                                 ---------------
                                                                                                    ---------------
    Deferred revenue                                                       1,3                             300,000
                                                                                                    ---------------
    Commitments and contingent liabilities                                 6,10
    Redeemable convertible preferred stock, at liquidation value            7         5,035,616
                                                                                 ---------------
    Stockholders' equity:
         Series B convertible preferred stock, $.01 par value;            4,7,8
           authorized, 5,000,000 shares; issued and outstanding,
           2,526,316 shares in 1998 and 1997 (liquidation preference,                    25,263             25,263
           $24,000,000)
         Common stock, $.001 par value; authorized, 60,000,000 shares; issued and outstanding, 21,938,754 shares in 1998
           and 19,308,605 shares in 1997                                                 21,939             19,309
         Additional paid-in capital                                                 104,360,924         94,833,479
         Accumulated other comprehensive loss                               2           (34,381)           (47,572)
         Accumulated deficit                                                        (92,640,457)       (66,456,661)
                                                                                 ---------------    ---------------
             Stockholders' equity                                                    11,733,288         28,373,818
                                                                                 ---------------    ---------------
         Total                                                                   $   30,785,940     $   47,409,176
                                                                                 ===============    ===============


                 See notes to consolidated financial statements.

                  ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                               YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------------------------
                                                    NOTES           1998                1997                 1996
                                                  ---------- -----------------   -----------------    -----------------
     Revenue:
         Research revenue (principally
           related parties)                         1,3,4  $      12,143,192   $       9,233,708   $       10,304,332
         Interest income                              2              998,743           1,757,327            1,271,895
                                                             -----------------   -----------------    -----------------
             Total revenue                                        13,141,935          10,991,035           11,576,227
                                                             -----------------   -----------------    -----------------
     Operating expenses:
         Research and development                     4           35,515,270          20,286,945           15,253,874
         General and administrative                                2,633,923           2,924,972            2,229,273
         Interest expense                             5              480,627             410,072              269,131
                                                             -----------------   -----------------    -----------------
             Total operating expenses                             38,629,820          23,621,989           17,752,278
     Equity in net loss of Genomics Center           1,4             660,295
                                                             -----------------   -----------------    -----------------
     Net loss                                                    (26,148,180)        (12,630,954)          (6,176,051)

     Preferred dividend                               7               35,616
                                                             -----------------   -----------------    -----------------
     Net loss attributable to common
       stockholders                                        $     (26,183,796)  $     (12,630,954)  $       (6,176,051)
                                                             =================   =================    =================


     Net loss per common share (basic and
       diluted)                                       1    $           (1.25) $             (.66)  $             (.33)
                                                             =================   =================    =================

     Weighted average number of shares of common
       stock outstanding                              1           20,966,586          19,252,885           18,999,229



                 See notes to consolidated financial statements.

                  ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------
                                                                 1998               1997                1996
                                                            --------------   ------------------   -----------------
Cash flows from operating activities:
   Net loss                                                $ (26,148,180) $      (12,630,954) $      (6,176,051)
   Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization                             3,468,971           2,662,291          2,293,446
     Stock-based compensation                                     72,612              70,302             27,225
     Increase (decrease) from:
       Deferred revenue                                       (3,077,781)         (3,333,332)        (3,333,332)
       Inventory, accounts receivable and other               (1,260,383)          1,810,941         (2,064,944)
       Due from the Genomics Center                             (332,571)
       Other assets                                               53,380            (154,262)          (233,021)
       Accounts payable                                           23,271           2,510,886            110,364
       Accrued liabilities                                      (806,712)          2,210,327           (121,139)
       Advance from Genomics Center                              659,542           2,502,921
                                                            --------------   ------------------   -----------------
         Net cash used in operating activities               (27,347,851)         (4,350,880)        (9,497,452)
                                                            --------------   ------------------   -----------------
Cash flows from investing activities:
   Acquisitions of marketable securities                     (14,845,944)        (24,890,446)       (17,352,936)
   Proceeds from sales and maturities of marketable
     securities                                               22,571,606          22,102,315         27,752,510
   Investment in Genomics Center                              (6,237,132)         (2,806,093)
   Return of investment in Genomics Center                     5,714,587           1,357,377
   Investment in property and equipment, net                  (1,673,979)         (9,403,738)        (1,265,253)
   Acquisition of intangible and other assets                   (758,876)         (2,237,571)          (451,811)
                                                            --------------   ------------------   -----------------
         Net cash provided by (used in) investing
           activities                                          4,770,262         (15,878,156)         8,682,510
                                                            --------------   ------------------   -----------------
Cash flows from financing activities:
   Proceeds from issuance of series B convertible
     preferred stock                                                               24,000,000
   Proceeds from issuance of redeemable preferred
     stock                                                     5,000,000
   Proceeds from borrowings                                                         6,000,000
   Repayment of borrowings                                    (1,816,642)          (1,775,966)        (1,558,233)
   Proceeds from sale/leaseback of equipment, net              2,579,506            2,762,189          1,391,668
   Proceeds from issuance of common stock, net of
     issuance costs                                            9,226,060
   Proceeds from issuance of stock pursuant to stock
     option and purchase plans                                   231,403              194,872            138,276
                                                            --------------   ------------------   -----------------
         Net cash provided by (used in) financing
         activities                                           15,220,327           31,181,095            (28,289)
                                                            --------------   ------------------   -----------------
Net (decrease) increase in cash and equivalents               (7,357,262)          10,952,059           (843,231)
Cash and equivalents, beginning of year                       13,858,910            2,906,851          3,750,082
                                                            --------------   ------------------   -----------------
Cash and equivalents, end of year                          $   6,501,648   $       13,858,910   $      2,906,851
                                                            ==============   ==================   =================




                 See notes to consolidated financial statements.

                  ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                                     Series B
                                                   Convertible                                       Additional
                                                 Preferred Stock           Common Stock                Paid-in
                                       Notes     Share      Amount     Shares          Amount         Capital
                                      -------   -------    --------   --------        --------      -------------
   Balance January 1, 1996                                            18,965,728      $  18,966    $   70,428,410
   Exercise of stock options              8                               70,995             71           138,205
   Stock-based compensation to            1                                                                27,225
   consultants
   Comprehensive loss:
      Net loss
      Other comprehensive income -        1
         Unrealized gains on marketable
           securities                     2

   Comprehensive loss
                                                                     ------------     ----------     -------------
   Balance, December 31, 1996                                         19,036,723         19,037        70,593,840
   Issuance of series B convertible
      preferred stock                    4,7    2,526,316  $  25,263                                   23,974,737
   Exercise of 1992 warrants              7                              179,182            179              (179)
   Issuance of shares pursuant to stock
      option and purchase plans           8                               92,700             93           194,779
   Stock-based compensation to
      consultants                         1                                                                70,302
   Comprehensive loss:
      Net loss
      Other comprehensive income -        1
        Unrealized gains on marketable
           securities                     2

   Comprehensive loss
                                              ------------   --------------------     ----------     -------------
   Balance, December 31, 1997                   2,526,316     25,263  19,308,605         19,309        94,833,479
   Private placement of common stock     7,8                           2,537,500          2,537         9,223,523
   Issuance of shares pursuant to stock
      option and purchase plans           8                               92,649             93           231,310
   Stock-based compensation to
      consultants                         1                                                                72,612
   Accretion of preferred dividends
   Comprehensive loss:
      Net loss
      Other comprehensive income -        1
        Unrealized gains on
           marketable securities          2

   Comprehensive loss

                                              ------------   -------- -----------     ----------   ---------------
   Balance, December 31, 1998                  2,526,316    $  25,263  21,938,754     $   21,939    $  104,360,924
                                              ============   ======== ===========     ==========   ===============


                                                     Accumulated
                                                        Other
                                                    Comprehensive       Accumulated       Stockholders'
                                                        Loss              Deficit            Equity
                                                    -------------     --------------     --------------
   Balance January 1, 1996                          $  (113,273)      $ (47,649,656)     $  22,684,447
   Exercise of stock options                                                                   138,276
   Stock-based compensation to                                                                  27,225
   consultants
   Comprehensive loss:
      Net loss                                                           (6,176,051)        (6,176,051)
      Other comprehensive income -
         Unrealized gains on marketable
           securities                                    10,574                                 10,574
                                                                                           ------------
   Comprehensive loss                                                                       (6,165,477)
                                                      ----------        ------------       ------------
   Balance, December 31, 1996                          (102,699)        (53,825,707)        16,684,471
   Issuance of series B convertible
      preferred stock                                                                       24,000,000
   Exercise of 1992 warrants
   Issuance of shares pursuant to stock
      option and purchase plans                                                                194,872
   Stock-based compensation to
      consultants                                                                               70,302
   Comprehensive loss:
      Net loss                                                          (12,630,954)       (12,630,954)
      Other comprehensive income -
         Unrealized gains on marketable
           securities                                    55,127                                 55,127
                                                                                           ------------
   Comprehensive loss                                                                      (12,575,827)
                                                      ----------        ------------       ------------
   Balance, December 31, 1997                           (47,572)        (66,456,661)        28,373,818
   Private placement of common stock                                                         9,226,060
   Issuance of shares pursuant to stock
      option and purchase plans                                                                231,403
   Stock-based compensation to
      consultants                                                                               72,612
   Accretion of preferred dividends                                         (35,616)           (35,616)
   Comprehensive loss:
      Net loss                                                          (26,148,180)       (26,148,180)
      Other comprehensive income -
         Unrealized gains on
           marketable securities                         13,191                                 13,191
                                                                                           ------------
   Comprehensive loss                                                                      (26,134,989)

                                                      ----------        ------------       ------------
   Balance, December 31, 1998                       $   (34,381)      $ (92,640,457)     $  11,733,288
                                                         ======          ==========         ==========




                 See notes to consolidated financial statements

                  ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business

     ARIAD Pharmaceuticals, Inc. ("ARIAD" or the "Company") is focused on the discovery and development of novel and proprietary drugs based on its understanding of the inner-workings of cells and the genes involved in disease. The Company has developed a product to treat graft-versus-host disease, a complication of bone marrow transplantation involving an attack by a patient's immune system on healthy tissue, which entered Phase 1 human clinical trials (safety studies) in December 1998. All of the Company's other drug candidates are in the pre-clinical stage.

     ARIAD's research and development programs involve three areas: Signal transduction inhibitors, regulated gene therapy and functional genomics. Signal transduction inhibitors are drugs designed to block specific molecular targets in bone cells and white blood cells. In November 1995, the Company entered into an agreement with Hoechst Marion Roussel, Inc. ("HMR") to collaborate on the discovery and development of such drugs to treat osteoporosis and other bone diseases. The Company has also developed a system referred to as "ARIAD Regulated Gene Expression Technology" or "ARGENT(TM)" which is designed to control cellular activities using drugs. This system can be applied in research for discovery of new drugs and new genes, in gene and cell therapy, and in the manufacture of biological products. The leading application of this system is the controlled production of protein drugs by regulated gene therapy. Another use of this system is ARIAD's product to treat graft-versus-host disease. This product may improve the safety and effectiveness of certain types of bone marrow transplants by selectively killing the cells responsible for graft-versus-host disease. In addition, the Company is working in an area known as functional genomics, which involves the discovery of new genes and the validation of molecular targets that may be useful in the treatment of diseases. ARIAD is developing this information as a tool to accelerate the discovery of new drugs to treat these diseases, such as osteoporosis (bones), atherosclerosis (heart and blood vessels) and cancer. In March 1997, the Company established a joint venture with HMR, named the Hoechst-ARIAD Genomics Center, LLC (the "Genomics Center"), to pursue this area.

     Principles of Consolidation

     The consolidated financial statements include the accounts of ARIAD Pharmaceuticals, Inc., its wholly owned subsidiary, ARIAD Corporation, and its 95%-owned subsidiary, ARIAD Gene Therapeutics, Inc. ("AGTI"). Intercompany accounts and transactions have been eliminated.

     Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued liabilities approximate fair value because of their short-term nature. Marketable securities are recorded in the consolidated financial statements at aggregate fair value (Note 2). The carrying amounts of the Company's debt instruments approximate fair value (Note 5).

     Accounting Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the consolidated financial statements and the reported amounts and disclosure of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents

     Cash equivalents include short-term, highly liquid investments, which consist principally of United States Treasury and Agency securities and high-grade domestic corporate securities, purchased with remaining maturities of 90 days or less.

     Marketable Securities

     The Company has classified its marketable securities as "available-for-sale" and, accordingly, carries such securities at aggregate fair value. Fair value has been determined based on quoted market prices, in a dealer market, at the closing bid for each individual security held.

     Inventory

     Inventories are carried at cost using the first-in, first-out method and are charged to research and development expense when consumed. Inventory consisted of bulk pharmaceutical material to be used for multiple preclinical and clinical drug development programs and amounted to $1,446,000 at December 31, 1998.

     Property and Equipment

     Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (3 to 10 years). Assets acquired under capital lease obligations are stated at the lower of the present value of the minimum lease payments or the fair market value at the inception of the lease. Assets recorded under capital leases and leasehold improvements are amortized over the shorter of their useful lives or lease term using the straight-line method (4 to 10 years).

     The Company accounts for the impairment of long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

     Investment in Genomics Center

     The Company accounts for its investment in the Genomics Center using the equity method (Note 4). Intercompany transactions are eliminated to the extent of the Company's interest (50%) in the Genomics Center.

     Intangible and Other Assets

     Intangible and other assets consist primarily of purchased patents, patent applications, costs incurred in connection with the 1995 HMR Osteoporosis Agreement (Note 3) and deposits.

     The cost of purchased patents and patent applications and costs incurred in filing for patents are capitalized. Capitalized costs related to patent applications are expensed when it becomes determinable that such applications will not be pursued. Capitalized costs related to issued patents are amortized over a period not to exceed seventeen years or the remaining life of the patent, whichever is shorter, using the straight-line method. Costs incurred in connection with the 1995 HMR Osteoporosis Agreement (Note 3) are being amortized over a three-year period beginning November 1995. Accumulated amortization of intangible and other assets at December 31, 1998 and 1997 was $2,902,000 and $2,111,000, respectively.

     Revenue Recognition

     Research revenue under collaborative research and development agreements is recognized as research is performed under the terms of the respective applicable agreement. Amounts received in advance under the 1995 HMR Osteoporosis Agreement (Note 3) are recorded as deferred revenue and are being amortized over the minimum term of the agreement, using the straight-line method. Revenue earned upon the attainment of research or drug development milestones is recognized when achieved. Research revenue is billed on a cost reimbursement basis, which includes direct costs incurred in connection with research activities and an allocation of certain other costs incurred by the Company, under the terms of the Services Agreements with the Genomics Center (Note 4) is recognized as services are provided. None of the Company's research revenue recognized is refundable.

     Segment Reporting

     Effective January 1, 1998, the Company adopted SFAS No. 131, Segment Reporting, which requires disclosure of certain financial and descriptive information about a company's operating segments. The Company organizes itself as one segment reporting to the chief operating decision maker. Products and services consist primarily of research and development activities with collaborative and strategic partners in the pharmaceutical industry.

     Stock-Based Compensation

     The Company applies the intrinsic value method to account for employee stock-based compensation and the fair value method to account for stock-based compensation to consultants.

     Earnings Per Share

     Basic earnings per common share are computed using the weighted average number of common shares outstanding during each year. Diluted earnings per common share reflect the effect of the Company's outstanding options, warrants and convertible securities, except where such items would be anti-dilutive. Because of the net loss reported in each year, basic and diluted per share amounts are the same.

     Reporting Comprehensive Income

     Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires businesses to disclose comprehensive income and its components in their general-purpose financial statements.

     Recently Issued Financial Accounting Standards

     In April 1998 the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, Reporting on the Cost of Start-Up Activities, which will require that all organizational costs be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company will adopt this SOP effective January 1, 1999 and will expense $364,000 in the first quarter of 1999 as a cumulative effect accounting change.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on the financial statements of the Company. The Company will adopt this accounting standard on January 1, 2000, as required.

     2.    MARKETABLE SECURITIES

     The Company has classified its marketable securities as available-for-sale and, accordingly, carries such securities at aggregate fair value. At December 31, 1998 and 1997, the Company's marketable securities consisted of the following:

                                         Aggregate         Amortized                  Gross Unrealized
1998                                    Fair Value         Cost Basis              Gains            Losses
----                                 ----------------   ----------------     ----------------  ----------------

U.S. Government obligations          $       583,720    $        603,222    $                 $        (19,502)
Corporate debt securities                  7,090,768           7,105,647              3,772            (18,651)
                                      ----------------   ----------------    ----------------  ----------------
         Total                       $     7,674,488    $      7,708,869    $         3,772   $        (38,153)
                                      ================   ================    ================  ================

1997
----

U.S. Government
obligations                          $     2,974,292    $      3,006,012    $                 $        (31,720)
Corporate debt securities                 12,526,255          12,542,107              2,680            (18,532)
                                      ----------------   ----------------    ----------------  ----------------
         Total                       $    15,500,547    $     15,548,119    $         2,680   $        (50,252)
                                      ================   ================    ================  ================



     At December 31, 1998, 1997 and 1996 approximately $6,669,000, $14,504,000 and $8,545,000, respectively, of investments in marketable securities had contractual maturities of one year or less. Realized gains and losses on sales of marketable securities were not material during the years ended December 31, 1998, 1997 and 1996. Changes in market values resulted in a reduction of $13,191, $55,127 and $10,574 in net unrealized losses for the years ended December 31, 1998, 1997 and 1996, respectively.

     At December 31, 1998, marketable securities amounting to $5,586,000 were pledged through January 15, 1999 to secure the principal amounts of the Company's bank term note and capital lease obligation with its principal bank.

     3.  COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENTS

     In November 1995, the Company entered into an agreement with HMR (the "1995 HMR Osteoporosis Agreement") to collaborate on the discovery and development of drugs to treat osteoporosis and related bone diseases, one of the Company's signal transduction drug discovery programs. Under the 1995 HMR Osteoporosis Agreement, the Company granted to HMR exclusive rights to develop and commercialize these drugs worldwide. The Company has the right, under certain circumstances, to participate in the development and commercialization of these products for certain indications in North America. Under the terms of the 1995 HMR Osteoporosis Agreement, HMR made an initial cash payment to the Company of $10,000,000, agreed to provide research funding in equal quarterly amounts of $1,000,000 up to an aggregate of $20,000,000 over a five-year period and agreed to provide an aggregate of up to $10,000,000 upon the attainment of certain research milestones. In addition, HMR established a dedicated research group to collaborate with the Company on the discovery of osteoporosis drugs and agreed to fund all of the preclinical and clinical development costs for products that emerge from the collaboration. The 1995 HMR Osteoporosis Agreement further provides for the payment of royalties to the Company based on product sales. Revenue recognized under the 1995 HMR Osteoporosis Agreement amounted to $6,778,000, $7,333,000 and $9,333,000 for 1998, 1997
     and 1996, respectively, including, in 1996, $2,000,000 for the achievement of the first research milestone.

     The Company was the grantee organization of four grants from the National Institutes of Health to conduct research related to signal transduction. Costs incurred and the corresponding research revenue recognized were approximately $114,000, $543,000 and $971,000 for 1998, 1997 and 1996,
     respectively.

     4.   HOECHST-ARIAD GENOMICS CENTER, LLC

     In March 1997, the Company entered into an agreement which established a 50/50 joint venture with HMR to pursue functional genomics (the "1997 HMR Genomics Agreement") with the goal of identifying genes that encode novel therapeutic proteins and small-molecule drug targets. The joint venture, named the Hoechst-ARIAD Genomics Center, LLC (the "Genomics Center"), is located at the Company's research facilities in Cambridge, Massachusetts. Under the terms of the 1997 HMR Genomics Agreement, the Company and HMR agreed to commit $85,000,000 to the establishment of the Genomics Center and its first five years of operation. The Company and HMR agreed to jointly fund $78,500,000 of operating and related costs, and ARIAD agreed to invest up to $6,500,000 in leasehold improvements and equipment for use by ARIAD in conducting research on behalf of the Genomics Center. Through December 31, 1998, the Company had invested $6,500,000 in leasehold improvements and equipment and funded $8,839,000 in operating and related costs. HMR committed to provide ARIAD with capital adequate to fund ARIAD's share of such costs through the purchase of up to $49,000,000 of ARIAD series B convertible preferred stock over the five-year period, including an initial investment of $24,000,000, which was completed in March 1997 and $5,747,000 which was completed in January 1999 (Note 7). Should ARIAD and HMR determine that the Genomics Center requires funds in excess of those committed, ARIAD may fund its share of the excess through a loan facility made available by HMR. Funds borrowed by ARIAD pursuant to such loan facility, if any, will bear interest at a rate of LIBOR plus 0.25% and are repayable by June 30, 2003 in cash or series B convertible preferred stock, at the Company's option.

     The Company also entered into agreements with the Genomics Center to provide research and administrative services (the "Services Agreements") to the Genomics Center on a cost reimbursement basis. ARIAD's costs of providing the research and administrative services to the Genomics Center are charged to research and development expense and general and administrative expense in the consolidated financial statements. Under the Services Agreements, ARIAD bills the Genomics Center for 100% of its costs of providing the research and administrative services; however, because ARIAD is providing 50% of the funding of the Genomics Center, ARIAD recognizes as revenue only 50% of the billings to the Genomics Center. The remaining 50% is accounted for as a return of ARIAD's investment in the Genomics Center. Under the Services Agreements, the Company bills the Genomics Center in advance for the next quarter's projected services. At December 31, 1998, the balance sheet advance amount of $3,162,463 represents the projected amount for the first quarter of 1999. Revenue recognized pursuant to the Services Agreements amounted to $4,951,000 and $1,357,000 for the years ended December 31, 1998 and 1997, respectively.

     The major components of the Genomics Center's financial position and results of operations are as follow:

                                                             AS OF DECEMBER 31,
                                                      ---------------------------------
                                                           1998               1997
                                                      --------------     --------------
Advance to ARIAD                                     $     3,162,000    $    2,503,000

Other assets                                                 804,000             4,000
                                                      --------------     -------------
Total assets                                         $     3,966,000    $    2,507,000
                                                      ==============     =============
Total liabilities - due to ARIAD                     $       400,000    $        -

Equity                                                     3,566,000         2,507,000
                                                      --------------     -------------
Total liabilities and equity                         $     3,966,000    $    2,507,000
                                                      ==============     =============

                                                           YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                           1998               1997
                                                      --------------     ---------------
Revenues                                             $       -          $        -
Operating expenses:
   ARIAD                                                   9,902,000         2,696,000
   Other                                                   1,307,000             -
                                                      --------------     -------------
Net loss                                             $   (11,209,000)   $   (2,696,000)
                                                      ==============     =============
ARIAD's 50% share of net loss                        $    (5,605,000)   $   (1,348,000)
Elimination of intercompany transactions                   4,945,000         1,348,000
                                                      --------------     -------------
ARIAD's equity in the net (loss) of the
 Genomics Center                                     $      (660,000)   $        -
                                                      ==============     =============

     5.  LONG-TERM DEBT

     Long-term debt was comprised of the following:

                                                                                                    DECEMBER 31,
                                                                                          --------------------------------
                                                                                               1998              1997
                                                                                          --------------    --------------
Bank term-note at prime plus 1% (8.75%, at December 31, 1998) payable in monthly
   installments of $100,000 plus interest, through July 1, 2002                        $       4,300,000  $      5,500,000
Capital lease obligation, at 9.0%, payable in monthly installments of
   $46,518 including interest, through December 31, 2000                                         725,205         1,199,007
Government-sponsored seven-year term note, at prime plus 2.75% (10.5%, at December 31, 1998), payable in monthly installments of $11,905 plus interest,
   through November 1, 1999                                                                      130,955           273,795
                                                                                          --------------    --------------
                                            Total                                              5,156,160         6,972,802
Less current portion                                                                           1,861,021         1,816,583
                                                                                          --------------    --------------
Long-term debt                                                                         $       3,295,139  $      5,156,219
                                                                                          ==============    ==============

     The notes and capital lease obligation are collateralized by all assets of the Company, and the government-sponsored note is partially guaranteed by the Small Business Administration. The Company may, at its option, pledge marketable securities under the bank term note, and, in such event, the interest rate would be adjusted to the equivalent of 90-day LIBOR plus 1.25%. At December 31, 1998, such marketable securities were pledged resulting in a rate of 6.87%.

     The above agreements contain certain covenants that restrict additional indebtedness, capital spending and stock redemption; prohibit dividend distributions; and require the Company to pledge its marketable securities or maintain minimum levels of tangible net worth of $11,000,000, working capital of $7,000,000 and liquid assets of $15,000,000, all as defined.

     The aggregate future principal payments are $1,861,000 in 1999, $1,395,000 in 2000, $1,200,000 in 2001 and $700,000 in 2002. Interest payments during
     1998, 1997 and 1996 were $453,000, $395,000 and $231,000, respectively.

     6.  LEASES, LICENSED TECHNOLOGY AND OTHER COMMITMENTS

     Facility Lease

     In 1992, the Company entered into a ten-year noncancelable operating lease, with an option to extend for an additional ten years, for approximately 50,000 square feet of office and laboratory space. The lease grants to the Company a right of first refusal on any additional space that may become available in the 100,000 square-foot building under substantially the same terms and conditions as the initial space. Pursuant to this right, the Company leased an additional 40,000 square feet of unimproved space, and in 1997 completed renovations, principally to provide research services to the Genomics Center (Note 4), at an aggregate cost of $5,327,000. Rent expense for the years ended December 31, 1998, 1997 and 1996 amounted to $1,106,000, $945,000, and $803,000, respectively. Future minimum annual rental payments under the lease are approximately $1,382,000 for each of the four years 1999 through 2002.

     Equipment Leases

     The Company utilizes lease credit facilities from various equipment leasing companies to acquire equipment, which is resold to a lessor at cost, with no resulting gain or loss recognized. The lease agreements, which are classified as operating leases for financial reporting purposes, have terms ranging from three to five years, with various lease renewal or purchase options at the end of the initial term. During the years ended December 31, 1998, 1997 and 1996 the Company entered into sales leaseback transactions amounting to $2,579,000, $2,762,000 and $1,392,000, respectively. Equipment rental expense for the years ended December 31, 1998, 1997 and 1996 amounted to $1,864,000, $1,011,000 and $1,462,000, respectively. Some of the agreements contain covenants requiring the Company to maintain certain minimum levels of net worth, working capital and liquid assets. Minimum future rental payments under the initial terms of the leases are approximately $2,282,000 for 1999, $1,585,000 for 2000, $1,305,000 for
     2001, $1,231,000 for 2002 and $180,000 for 2003.

     Collaborative Agreement

     In connection with the establishment of the Genomics Center (Note 4), the Company entered into a three-year collaborative agreement with Incyte Pharmaceuticals, Inc. that provides the Company with access to various genomic data through December 31, 2000. The agreement was amended in December 1998 to provide increased data access and increase the annual fees from $3,000,000 to $3,750,000 commencing in 1999, of which $500,000 is reimbursed annually by HMR. The amount charged to research expense in 1998 and 1997 was $2,702,000 and $833,000, respectively. The agreement provides for additional payments for exclusive licenses, the achievement of certain milestones in drug development and royalties on net sales. Future minimum commitments under the collaborative agreement with Incyte Pharmaceuticals, Inc. are $3,750,000 annually for 1999 and 2000.

     Licensed Technology

     The Company and AGTI have entered into agreements with several universities under the terms of which the Company has received exclusive licenses or options to technology in certain patent applications. The agreements, which are generally cancelable by the Company, provide for the payment of license fees and/or minimum payments, which are generally creditable against future royalties. Fees aggregated $300,000, $105,000 and $125,000 for 1998, 1997 and 1996, respectively, and are expected to amount to approximately $187,000 for 1999, $177,000 for 2000, $222,000 for 2001, $182,000 for 2002
     and $182,000 for 2003. In addition, the agreements provide for payments upon the achievement of certain milestones in drug development, such as the filing of an Investigational New Drug application or the filing of a New Drug Application for regulatory approval in the United States. The agreements also require the Company to fund certain costs associated with the filing of patent applications.

     Other Commitments

     The Company has entered into various employment agreements with its senior executive officers. The agreements provide for aggregate annual base salaries of $2,105,000 and remaining terms of employment ranging up to three years.

     7.  STOCKHOLDERS' EQUITY

     Series Preferred Stock

     The Company has authorized 10,000,000 shares of preferred stock which the Board of Directors is empowered to designate and issue in different series. At December 31, 1998, the Board of Directors had designated 500,000 shares as series A preferred stock, 5,000,000 shares as series B preferred stock, 25,000 shares as series C preferred stock, and 4,475,000 shares remained undesignated.

     Series B Convertible Preferred Stock ("Series B Preferred Stock")

     On March 18, 1997, HMR purchased 2,526,316 shares of the Company's Series B Preferred Stock for $24,000,000. During the period from 1999 to 2002, at the Company's option, HMR has agreed to make subsequent purchases of up to $25,000,000 of Series B Preferred Stock at purchase prices based on a premium to the market price of the common stock at the time of each subsequent purchase (unless the market price of the common stock exceeds a predetermined ceiling, in which case the purchase price will be equal to the market price). On January 5, 1999, HMR purchased 478,120 shares of Series B Preferred Stock for $5,747,000, representing the amount available for 1999 under the agreement. Subsequent commitments by HMR to purchase Series B Preferred Stock are $8,536,000 and $8,691,000 for each of the years ended December 31, 2000 and 2001 and $2,026,000 for the three months ended March 21, 2002. The Series B Preferred Stock is convertible one-for-one into common stock upon the earliest to occur of: (i) six months following termination of the Genomics Center, (ii) June 30, 2003, or (iii) upon a change of control of the Company; and, if still outstanding, the Series B Preferred Stock shall be automatically converted on December 31, 2006. The series B stockholder has voting rights equivalent to common stockholders, subject to certain restrictions relative to a merger or acquisition of the Company.

     Series C Redeemable Convertible Preferred Stock ("Series C Preferred
     Stock")

     On November 9, 1998, the Company issued 5,000 shares of the Company's Series C Preferred Stock to a group of institutional investors (the "Investors") and received proceeds of approximately $5,000,000. Each share of Series C Preferred Stock has a liquidation value of $1,000, plus an additional amount equal to 5% per annum (preferred dividend), accrued from the date of issue, and is convertible into common stock of the Company beginning on February 15, 1999, at a conversion price equal to the lower of a variable conversion price (the "Variable Price") or $2.09 per share. Subject to certain adjustments, the Variable Price for any given conversion is based on the average of the four lowest closing bid prices for the common stock during the 22 trading days preceding the date of conversion.

     Under the Securities Purchase Agreement, dated as of November 9, 1998, between the Company and the Investors (the "Purchase Agreement"), subject to certain conditions and limitations, the Company will be required to sell and the Investors will have the right, commencing approximately ten months after the closing date to purchase two additional shares of Series C Preferred Stock, at $1,000 per share, for each share then held or previously converted provided that it has been converted at $2.09 per share. The Purchase Agreement further provides that, during a six-month period commencing approximately ten months after the closing date and subject to certain conditions, the Company will have the right to require the Investors to purchase up to an aggregate of 5,000 additional shares of Series C Preferred Stock.

     Under certain circumstances and at prices less than $1.95 per share, the Company may elect to redeem any shares of Series C Preferred Stock that are presented for conversion. Under certain circumstances relating primarily to a change of control the Investors have the right to require the Company to redeem the Series C Preferred Stock at a price equal to the greater of 120% of the liquidation value, or the market value, at such date. The Company is required to register the underlying common shares within 120 days of the closing (March 9, 1999) or incur penalties of approximately 2% per day.

     Common Stock

     On May 11, 1998, the Company completed a private placement of 2,537,500 shares of common stock to a group of institutional investors at a price of $4.00 per share and received net proceeds of approximately $9,226,000 after deducting selling commissions and offering expenses. The shares were registered under the Securities Act of 1933, as amended.

     Warrants

     In 1994, in connection with an initial public offering, the Company issued 2,125,225 warrants with an exercise price of $8.40 per share, subject to adjustment. These publicly traded warrants expire on May 20, 1999 and are subject to earlier redemption.

     Stockholder Rights Plan

     On December 15, 1994, the Board of Directors adopted a stockholder rights plan which provided for the distribution to each stockholder of one Series A Preferred Stock purchase right for each outstanding share of common stock. Under certain circumstances involving an acquisition by a person or group of 20% or more of ARIAD common stock or involving a 15% stockholder entering into certain transactions involving the Company, or into certain business combinations, the rights permit the holders (other than such person or group) to purchase ARIAD common stock at a 50% discount. The plan is designed to protect ARIAD stockholders in the event that an attempt is made to acquire the Company without an offer of fair value.

     Minority Interest in Subsidiary

     The 5% minority interest in AGTI includes shares issued to Stanford University and Harvard University (3%) issued in 1995 in connection with a license agreement and shares issued to option holders (2%) upon their exercise (Note 8).

     8. STOCK OPTION AND STOCK PURCHASE PLANS

     Stock Option Plans

     The Company's 1991 and 1994 Stock Option Plans (the "Plans") provide for the granting of nonqualified and incentive stock options to purchase up to a maximum of 6,068,608 shares of common stock to officers, directors, employees and consultants of the Company. Options become exercisable as specified in the related option agreement, typically over a four year period, and expire ten years from the date of grant.

     Transactions under the Plans for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                                                           Weighted Average
                                                                                            Exercise Price
                                                                            Number             per Share
                                                                          of Shares
                                                                        -----------------  --------------------
Options outstanding, January 1, 1996                                         2,447,355          $2.25
     Granted                                                                   773,585           4.23
     Forfeited                                                                 (70,584)          2.70
     Exercised                                                                 (70,995)          1.91
                                                                        -----------------
Options outstanding, December 31, 1996                                       3,079,361           2.57
     Granted                                                                   618,196           6.53
     Forfeited                                                                 (63,404)          4.88
     Exercised                                                                 (91,596)          2.07
                                                                        -----------------
Options outstanding, December 31, 1997                                       3,542,557           3.23
     Granted                                                                 1,313,775           3.75
     Forfeited                                                                (240,154)          4.32
     Exercised                                                                 (77,441)          2.08
                                                                        -----------------
Options outstanding, December 31, 1998                                       4,538,737          $3.35
                                                                        =================

Options exercisable,                    December 31, 1996                    1,878,668          $2.18
                                                                        =================
                                        December 31, 1997                    2,197,320          $2.37
                                                                        =================
                                        December 31, 1998                    2,618,294          $2.59
                                                                        =================

     The following table sets forth information regarding options outstanding at December 31, 1998:


                                                                                            Weighted Average
   Range of                       Weighted       Weighted Average     Number of Option     Exercise Price for
Exercise Prices   Number of        Average        Remaining Life      Shares Currently          Currently
                   Shares         Exercise            (years)            Exercisable           Exercisable
                                    Price
---------------- -------------  ---------------  -------------------  -------------------  -------------------
  $1.59-2.69       2,338,983        $1.98               5.0                   2,060,366           $1.94
   3.55-4.88       1,631,012         4.20               8.4                     340,770            4.20
   4.88-7.63         568,742         6.46               8.5                     217,158            6.11
---------------- -------------  ---------------  -------------------  -------------------  -------------------
  $1.59-7.63       4,538,737        $3.34               6.7                   2,618,294           $2.59
================ =============  ===============  ===================  ===================  ===================

     As described in Note 1, the Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had the Company used the fair value method to measure compensation, the reported net loss and net loss per share would have been reported as follows:

                                                1998                 1997                 1996
                                         ------------------   ------------------   ------------------
     Proforma net loss attributable
     to common stockholders              $     (27,816,845)   $    (13,663,496)    $      (6,726,601)

     Proforma net loss per share
     (basic and diluted)                 $           (1.33)   $           (.71)    $            (.35)

     The above disclosure, required by SFAS No. 123, includes only the effect of grants made subsequent to January 1, 1996. For purposes of calculating the above disclosure, the fair value of options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model included a risk-free interest rate of 5.5% for 1998 and 6% for 1997 and 1996, expected lives of the option grants ranging from two to six years and expected rates of volatility for the underlying stock of 82% for 1998, and 78% for 1997 and 1996. Using this model, the weighted average fair value per option for all options granted to consultants and employees in 1998, 1997 and 1996 was $2.75, $3.10 and $2.40, respectively.

     The Company's subsidiary, AGTI, adopted stock option plans in 1993 substantially similar to the Plans and reserved 1,785,714 shares of AGTI's common stock for issuance pursuant to such plans. At December 31, 1998, options with respect to 1,167,137 shares of AGTI's common stock were outstanding at an exercise price of $.42 per share, and all option shares were exercisable. During 1998, options with respect to 62,499 shares were exercised at an exercise price of $.42 per share and 8,929 shares were forfeited. If all of the options outstanding at December 31, 1998 had been exercised, the optionees would own 21.2% of the outstanding shares of AGTI.

     Employee Stock Purchase Plan

     In 1997, the Company adopted the 1997 Employee Stock Purchase Plan and reserved 500,000 shares of common stock. Under this plan, substantially all of its employees may, through payroll withholdings, purchase shares of the Company's stock at a price of 85% of the lesser of the fair market value at the beginning or end of each three-month withholding period. During 1998, 15,207 shares of common stock were issued.

     9.  INCOME TAXES

     At December 31, 1998, the Company had available for federal tax reporting purposes, net operating loss carryforwards of approximately $92.1 million which expire commencing in 2006. The Company also had federal research and development credit carryovers of approximately $3.8 million which expire commencing in 2006. Both the net operating loss carryforwards and credits are subject to certain limitations under federal tax law.

     The components of deferred income taxes were as follows:

                                                                             1998                    1997
                                                                      ------------------       -----------------
     Deferred tax liabilities:
          Intangible and other assets                              $         1,544,000      $        1,390,000
          Organizational costs                                                   2,000                   1,000
                                                                      ------------------       -----------------
     Total deferred tax liabilities                                          1,546,000               1,391,000
                                                                      ------------------       -----------------

     Deferred tax assets:
          Net operating loss carryforwards                                  35,446,000              25,383,000
          Tax credit carryovers                                              7,585,000               5,398,000
          Depreciation                                                       1,499,000                 749,000
          Deferred revenue                                                     133,000               1,244,000
          Other                                                                 58,000                  42,000
                                                                      ------------------       -----------------
     Total deferred tax assets                                              44,721,000              32,816,000
                                                                      ------------------       -----------------

     Deferred tax assets, net                                               43,175,000              31,425,000

     Valuation allowance                                                   (43,175,000)            (31,425,000)
                                                                      ------------------       -----------------

     Total deferred taxes                                          $         -0-             $        -0-
                                                                      ==================       =================


     The Company has not yet achieved profitable operations. Accordingly, management believes the tax benefits as of December 31, 1998 and 1997 do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for the entire net deferred tax asset. The valuation allowance increased during 1998 and 1997 primarily due to an increase in the Company's net operating loss carryforwards and tax credit carryovers.

     10.   LITIGATION

     The Company was named as a defendant in a purported class action lawsuit commenced in the United States District Court for the Southern District of New York on October 21, 1994 (the "Blech Securities Litigation"). The Company filed a motion to dismiss the Blech Securities Litigation, and on June 6, 1996, the Court granted that motion as to the Company. Although the Court gave plaintiffs an opportunity to replead their allegations, the Company was not named as a defendant in the amended complaint that plaintiffs subsequently filed.

     The Company is a named defendant in a purported class action law suit (the "Degulis Action") commenced on June 8, 1995 in the United States District Court for the Southern District of New York. The Degulis Action names as defendants the Company, David Blech (managing director and sole shareholder of D. Blech & Company Incorporated ("D. Blech & Co.") and a former director of the Company), D. Blech & Co., (which acted as underwriter for the Company's initial public offering ("IPO") and a market maker for the Company's securities), as well as certain members of the Company's Board of Directors and Shoenberg Hieber, Inc. (which acted as qualified independent underwriter for the IPO).

     In the Degulis Action, plaintiff purports to sue individually and on behalf of a purported class of persons who purchased securities issued by the Company during the period May 20, 1994 through September 21, 1994. Plaintiff alleges, among other things, that the Registration Statement filed in connection with the IPO was false and misleading. Each of the defendants therefore are alleged to have violated Sections 11 and 12(2) of the Securities Act, and the individual defendants also are alleged to be secondarily liable under Section 15 of the Securities Act. The complaint also alleges among other things, that David Blech and D. Blech & Co. participated in purported "sham" sales transactions of the Company's securities after the IPO in an alleged attempt to artificially inflate the prices at which the Company's securities were sold in the public markets. Plaintiff alleges that all defendants knew, or should have known, of this alleged scheme and that they are liable for their failure to disclose the alleged scheme to the investing public at the time of the IPO and thereafter. All defendants are alleged to have participated in this alleged scheme and thus to have violated Section 10(b) of the Exchange Act, and SEC Rule 10b-5, and to have engaged in common-law fraud. There are no allegations that assert specific acts of participation or wrongdoing by the Company in the alleged schemes. Plaintiffs seek an unspecified amount of damages, costs and attorneys' fees.

     The Company filed a motion to dismiss the Degulis Action, and on June 6, 1996, the Court denied the motion. The Company intends to continue to defend vigorously the Degulis Action.

     The ultimate outcome of the litigation, which is not presently determinable, could have a material adverse effect on the Company's financial position, results of operations, and cash flows. No provision for any loss that may result upon resolution of this matter has been made in the accompanying consolidated financial statements.

================================================================================



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of March 4, 1999. You should not assume that this prospectus is accurate as of any other date.






                 TABLE OF CONTENTS
                                                           PAGE
Prospectus Summary.................................          1
The Company........................................          1
Risk Factors.......................................          2
Where to Find More Information.....................          8
Incorporation of Documents by Reference............          8
Forward Looking Statements.........................          9
Use of Proceeds....................................          9
Dividend Policy....................................          9
Selling Stockholders...............................         10
Plan of Distribution...............................         11
Legal Matters......................................         12
Experts............................................         12
Material Changes...................................         13
Index to Consolidated Financial
  Statements.......................................        F-1





================================================================================

================================================================================


                                5,933,362 SHARES


                           ARIAD PHARMACEUTICALS, INC.


                                  COMMON STOCK
                           ($.001 PAR VALUE PER SHARE)


                                ----------------
                                   PROSPECTUS
                                ----------------













                                 ________, 1999


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.


   ITEM                                                           AMOUNT
   ----                                                           ------
   SEC registration fee.............................       $       2,860.81
   Nasdaq listing fee...............................              17,500.00
   Legal fees and expenses..........................              40,000.00
   Accounting fees and expenses.....................              20,000.00
   Miscellaneous fees and expenses..................                 639.19
                                                         -------------------
   Total............................................       $      81,000.00
                                                         ===================




ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         The Certificate of Incorporation, as amended, and By-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The By-laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, its By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits.

4.1 Certificate of Incorporation of the Company, as amended. (Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference.)

4.2 By-laws of the Company, as amended. (Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference.)

4.3 Amendment of Certificate of Incorporation of the Company, dated April 8, 1994. (Filed as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Securities and Exchange Commission on April 15, 1994 and incorporated herein by reference.)

4.4 Amendment of Certificate of Incorporation of the Company, dated October 4, 1994. (Filed as Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.)

4.5 Amendment of By-laws of the Company, adopted September 16, 1994. (Filed as Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.)

4.6 Certificate of Designations for the Series B Convertible Preferred Stock. (Filed as Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 1997 filed with the Securities and Exchange Commission on May 13, 1997 and incorporated herein by reference.)

4.7 Certificate of Designations for the Series C Convertible Preferred Stock. (Filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K for the November 12, 1998 Event and incorporated herein by reference.)

5.1* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)

24.1*    Power of Attorney (included on signature page)

* Previously filed with the Securities and Exchange Commission on December 24, 1998.


ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


              Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge and Commonwealth of Massachusetts on the 5th day of March, 1999.


                                            ARIAD PHARMACEUTICALS, INC.

                                            By:   /s/Jay R. LaMarche
                                                ------------------------
                                                Jay R. LaMarche
                                                Executive Vice President and
                                                Chief Financial Officer



              Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons and in the capacities indicated on the 5th day of March, 1999.


             Signature                                               Title                                            Date
             ---------                                               -----                                            ----


  *                                Chairman of the Board of Directors, President
  ---------------------------      and Chief Executive Officer (Principal Executive Officer)                  March 5, 1999
  Harvey J. Berger, M.D.

  /s/  Jay R. LaMarche             Executive Vice President, Chief Financial Officer, Treasurer and
  ---------------------------      Director (Principal Financial and Accounting Officer)                      March 5, 1999
  Jay R. LaMarche

  *
  ---------------------------
  Joan S. Brugge, Ph.D.            Director                                                                   March 5, 1999

  *
  ---------------------------
  Vaughn D. Bryson                 Director                                                                   March 5, 1999

  *
  ---------------------------
  Philip Felig, M.D.               Director                                                                   March 5, 1999

  *
  ---------------------------
  John M. Deutch, Ph.D.            Director                                                                   March 5, 1999

  *
  ---------------------------
  Joel S. Marcus                   Director                                                                   March 5, 1999

  *
  ---------------------------
  Sandford D. Smith                Director                                                                   March 5, 1999

  *
  ---------------------------
  Ralph Snyderman, M.D.            Director                                                                   March 5, 1999

  *
  ---------------------------
  Raymond S. Troubh                Director                                                                   March 5, 1999


* By executing his name hereto, Jay R. LaMarche is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the SEC.

                                                 By:   /s/ Jay R. LaMarche
                                                     -------------------------
                                                     Jay R. LaMarche
                                                     (Attorney-in-Fact)

                                  EXHIBIT INDEX

Exhibit
Number                                           Exhibit
------                                           -------

4.1 Certificate of Incorporation of the Company, as amended. (Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference.)

4.2 By-laws of the Company, as amended. (Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference.)

4.3 Amendment of Certificate of Incorporation of the Company, dated April 8, 1994. (Filed as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Securities and Exchange Commission on April 15, 1994 and incorporated herein by reference.)

4.4 Amendment of Certificate of Incorporation of the Company, dated October 4, 1994. (Filed as Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.)

4.5 Amendment of By-laws of the Company, adopted September 16, 1994. (Filed as Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.)

4.6 Certificate of Designations for the Series B Convertible Preferred Stock. (Filed as Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 1997 filed with the Securities and Exchange Commission on May 13, 1997 and incorporated herein by reference.)

4.7 Certificate of Designations for the Series C Convertible Preferred Stock. (Filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K for the November 12, 1998 Event and incorporated herein by reference.)

5.1* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)

24.1*    Power of Attorney (included on signature page)


* Previously filed with the Securities and Exchange Commission on December 24, 1998.